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                                                                     EXHIBIT 4.1


                                    RESTATED

                           ARTICLES Of INCORPORATION

                                       OF

                                W. H. BRADY CO.

        The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing Articles of Incorporation and all amendments thereto.

                                  ARTICLE I
                                    NAME

                 The name of the corporation is W. H. BRADY CO.

                                 ARTICLE II
                                  PURPOSES

        The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

                                  ARTICLE III
                                 CAPITAL STOCK

A.      STOCK

        The authorized capital stock of the Corporation shall consist of Twenty Five Million Forty Five Thousand Shares (25,045,000), itemized by classes and series as follows:

        1. Twenty Million (20,000,000) shares of Common Stock, one cent ($.01) par value, divided into the following series: (a) Ten Million (10,000,000) Shares of Class A Nonvoting Common Stock (the "Nonvoting Common Stock"); and (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock").

        2. Forty Five Thousand (45,000) Shares of Cumulative Preferred Stock, One Hundred Dollars ($100.00) par value, divided into the following series: (a) Five Thousand Shares of 6% Cumulative Preferred Stock (the "6% Preferred Stock"); (b) Ten Thousand Shares of Cumulative Preferred Stock, 1972 Series (the





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"1972 Preferred Stock"); and (c) Thirty Thousand Shares of Cumulative Preferred
Stock, 1979 Series (the "1979 Preferred Stock") (the 6% Preferred Stock, the 1972 Preferred Stock and the 1979 Preferred Stock are hereinafter collectively referred to as the "Cumulative Preferred Stock").

        3. Five Million (5,000,000) Shares of Preferred Stock, one cent ($.01) par value (the "Other Preferred Stock").

B.      THE COMMON STOCK

        1. The Voting Common Stock shall be entitled to one vote for each share of Voting Common Stock.

        2. Before any dividend shall be paid or set apart for payment upon the Voting Common Stock, the holders of Nonvoting Common Stock shall be entitled to receive dividends at an annual rate of twenty cents ($.20) in cash for each share of Nonvoting Common Stock (the "First Common Dividend"), subject to adjustment in the event of any subdivisions, combinations, stock splits or stock dividends involving shares of the Nonvoting Common Stock. The First Dividend shall be payable when, as and if declared by the Board of Directors of the corporation and shall be noncumulative. After payment by the corporation of the First Common Dividend in any fiscal year, any further dividend on the Common Stock in that fiscal year shall be declared and paid on all shares of Common Stock on an equal basis.

        3. The holders of Nonvoting Common Stock shall not be entitled to any vote on any matters except: (a) as may be required by law; and (b) at any time that the First Common Dividend has not been paid in full in each and every of the three consecutive preceding fiscal years, the holders of the Nonvoting Common Stock shall be entitled to one vote for each share of Nonvoting Common Stock for the entire fiscal year immediately following the three fiscal years in which the First Common Dividend was not paid in full.

        4. In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Nonvoting Common Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the sum of Ten Dollars ($10.00) per share, (the "First Common Liquidation Payment"), subject to adjustment in the event of any subdivisions, combinations, stock splits or stock dividends involving shares of the Nonvoting Common Stock, before any of such assets shall be paid or distributed to holders of Voting Common Stock, and if the assets of the corporation shall be insufficient to pay the holders of all of the Nonvoting Common Stock then outstanding the entire First Common Liquidation Payments, the holders of each outstanding share of the Nonvoting Common Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to Nonvoting





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Common Stock if the First Common Liquidation Payment was paid in full.

        5. After payment in full of the First Common Liquidation Payment, the holders of Voting Common Stock shall be entitled to receive out of the remaining assets of the corporation in money or money's worth the sum of Ten Dollars ($10.00) per share (the "Second Common Liquidation Payment"), subject to adjustment in the event of any subdivisions, combinations, stock splits or stock dividends involving shares of the Voting Common Stock, before any of such remaining assets shall be paid or distributed to holders of the Nonvoting Common Stock, and if the remaining assets of the corporation shall be insufficient to pay the holders of all of the Voting Common Stock then outstanding the entire Second Common Liquidation Payment, the holders of each outstanding share of the Voting Common Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to Voting Common Stock if the Second Common Liquidation Payment was paid in full.

        6. After payment in full of the First Common Liquidation Payment and the Second Common Liquidation Payment, any further payments on the liquidation, dissolution or winding up of the business of the corporation shall be on an equal basis as to all of the shares of Common Stock then outstanding.

        7. The preferences afforded the holders of Nonvoting Common Stock set forth in Sections 2 and 4 above shall terminate and be of no further force and effect at any time that the voting rights of each share of Nonvoting Common Stock and each share of Voting Common Stock are equal, except for the fact that the Nonvoting Common Stock is then voting solely by reason of Section 3(a) or 3(b) above.

        8. Except as to the matters expressly set forth above, the Nonvoting Common Stock and the Voting Common Stock shall be identical in all respects.

        9. The preferences and rights of the Common Stock under this Section B of this Article III of these Restated Articles are subject to the provisions below concerning the Cumulative Preferred Stock and the Other Preferred Stock.

C.      THE CUMULATIVE PREFERRED STOCK

        1.       General

        (a) So long as any shares of Cumulative Preferred Stock shall be outstanding, no dividends whatsoever, whether payable in cash or otherwise, shall be paid or declared, and no distributions shall be made on the Common Stock, and no shares of the Common Stock shall be purchased, redeemed or otherwise acquired for value by the corporation, and no moneys shall be paid to or set aside for the purchase or redemption of any Common





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Stock unless (i) all accrued dividends on the Cumulative Preferred Stock shall have been paid, and (ii) the net assets of the corporation which would remain after such dividend, distribution or acquisition would be not less than two (2) times the amount payable to the holders of the Cumulative Preferred Stock in the event of voluntary liquidation or unless authorized by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Cumulative Preferred Stock voting as a class or the written consent of such holders; provided, however, the foregoing provisions shall not apply to dividends payable in Common Stock or to the acquisition of shares of any Common Stock in exchange for, or through application of the proceeds of the sale of, shares of Common Stock.

        Subject to the foregoing, the Board of Directors may declare dividends upon outstanding shares of Common Stock, and no holder of shares of Cumulative Preferred Stock shall be entitled to participate therein.

        (b) In the event of dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, and after payment of all debts of the corporation, the net assets shall be applied to the redemption of the Cumulative Preferred Stock at the par value thereof plus an amount equal to the accrued but unpaid dividends, if any, before any payment shall be made on account of the Common Stock. In the case of a voluntary dissolution, a premium of 6% of the par amount of the Cumulative Preferred Stock shall also be paid to the holders of Cumulative Preferred Stock. The remaining assets shall be distributed among the holders of the Common Stock as set forth in these Restated Articles of Incorporation. If upon any liquidation, dissolution or winding up of the corporation, the amounts so payable to the holders of the Cumulative Preferred Stock are not paid in full, then said holders shall share ratably in any distribution of assets.

        (c) All or any part of the Cumulative Preferred Stock shall be subject to redemption pursuant to resolution of the Board of Directors on any dividend paying date at a redemption price consisting of the par value plus an amount equal to all accrued and unpaid dividends plus a premium of 6% of the par value of the Cumulative Preferred Stock; except that shares of Cumulative Preferred Stock, while held by the initial holder thereof, shall only be subject to redemption if the initial holder consents thereto. If less than all the Cumulative Preferred Stock is to be called for redemption at any one time, the shares to be redeemed shall be determined by lot or in such other manner as may be fixed by the Board of Directors. The Corporation shall give not less than ten days' prior written notice to the holders of the shares so called for redemption at their address appearing upon the books of the corporation. The corporation on or prior to the redemption date specified in such notice shall deposit adequate funds for such redemption with a bank or trust company organized under the laws of the United





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States of America or the State of Wisconsin and located in Wisconsin in trust for the account of the holders of the shares to be redeemed, the name and address of such bank or trust company to be designated in the notice of redemption. If such deposit shall have been made, then from and after the date fixed for redemption, the shares of Cumulative Preferred Stock so called for redemption shall cease to be entitled to dividends, shall no longer be deemed to be outstanding and shall not be transferred on the books of the corporation and the holders thereof shall have no rights as shareholders other than the right to receive the redemption price without interest upon surrender of the certificate(s) for the shares so called for redemption and the right, if any, to convert such shares into other shares. Nothing contained herein shall be deemed to limit or impair the right of the corporation, if not in default in the payment of dividends on the outstanding shares of Cumulative Preferred Stock, to buy any shares of Cumulative Preferred Stock at a price not exceeding the price which would be payable if said shares were then called for redemption.

        (d) Except as otherwise provided expressly herein, or by law, the Cumulative Preferred Stock shall have no voting power. If and whenever four
(4) quarterly dividends on the Cumulative Preferred Stock, whether consecutive or not, shall be unpaid in whole or in part, then the holders of Cumulative Preferred Stock of all series, voting separately as one class, shall be entitled to elect and maintain in office such number of the Directors of the corporation as constitutes a maximum minority of the entire Board of Directors until all accrued and unpaid dividends have been paid. Upon such payment the Cumulative Preferred Stock shall be divested of such voting power and the office of the Directors elected by the holders of Cumulative Preferred Stock shall forthwith become vacant, but subject always to the same rights in the event of any future such default or defaults.

        (e) In no event shall the following corporate action be taken without the affirmative vote of the holders of at least 2/3 of the outstanding shares of the Cumulative Preferred Stock, voting as a class, or the written consent of such holders as well as such vote or consent of the holders of the Common Stock as may be required thereunder or by law:

                (i) Any amendment of these Articles which would: (A) increase or decrease the aggregate number of authorized shares of the Cumulative Preferred Stock, except the decrease of authorized but unissued shares of the Cumulative Preferred Stock; (B) increase or decrease the par value of the shares of the Cumulative Preferred Stock; (C) effect an exchange, reclassification or cancellation of all or part of the shares of the Cumulative Preferred Stock, except a reclassification of unissued or treasury shares of Cumulative Preferred Stock into shares of a subordinate and inferior class or a cancellation thereof; (D) effect an exchange, or create a right to exchange, of all or any





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part of the shares of any other class of stock into shares of the Cumulative
Preferred Stock; (E) change in any manner prejudicial to the holders of outstanding shares of the Cumulative Preferred Stock, the designations, preferences, limitations or relative rights of the Cumulative Preferred Stock or of any other class of stock; (F) change the outstanding shares of the Cumulative Preferred Stock into the same or a different number of shares, either with or without par value, or another class or classes of stock or into a different number of shares of the Cumulative Preferred Stock; (G) create a new class or enlarge an existing class of shares having rights or preferences prior or superior to the shares of the Cumulative Preferred Stock, or increase the rights or preferences of any class having rights or preferences prior or superior to the shares of the Cumulative Preferred Stock; or (H) cancel or otherwise affect dividends on the Cumulative Preferred Stock which had accrued but not been declared.

                (ii) Any merger or consolidation of the corporation with or into any other corporation and any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all the property and assets, with or without good will, of the corporation.

        (f) Except as to matters expressly set forth herein, all series of Cumulative Preferred Stock shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters.

        2.       6% Cumulative Preferred Stock

        The holders of the 6% Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose, cumulative dividends at the rate of 6% per annum, and no more, payable quarterly on the first day of February, May, August and November in each year. Dividends on the 6% Preferred Stock shall accrue from the date of issue and shall be deemed to accrue from day to day.

        3.       1972 Preferred Stock

        The holders of the 1972 Preferred Stock, in preference to holders of the Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose, cumulative dividends at the rate of 6% per annum, and no more, payable quarterly on the 1st days of February, May, August and November in each year. Dividends on the 1972 Preferred Stock, shall accrue from the date of issue and shall be deemed to accrue from day to day.





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        4.       1979 Preferred Stock

        The holders of the 1979 Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose, cumulative dividends at the rate of 10% per annum, and no more, payable on the 1st days of February, May, August and November in each year. Dividends on the 1979 Preferred Stock shall accrue from the date of issue and shall be deemed to accrue from day to day.

D.      THE OTHER PREFERRED STOCK

        The Other Preferred Stock may be issued in series, and authority is vested in the Board of Directors, from time to time, to establish and designate series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of any series of the Other Preferred Stock, but only with respect to:

        1.       the rate of dividend;

        2. the price and terms and conditions on which shares may be redeemed;

        3. the amount payable upon shares in the event of voluntary or involuntary liquidation;

        4. sinking fund provisions for the redemption or purchase of shares;

        5. the terms and conditions on which shares may be converted into shares of any other class or series of the same or any other class of stock of the corporation, if the shares of any series are issued with the privilege of conversion; and

        6.       voting rights, if any

        Except as to the matters expressly set forth above, all series of the Other Preferred Stock shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of the Other Preferred Stock shall be alike in every particular.





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                                   ARTICLE IV
                               REGISTERED OFFICE

        On February 20, 1984, the corporation's registered office and registered agent at such office are:

        Registered Office:                727 W. Glendale Avenue
                                          Milwaukee, Wisconsin 53209

        Registered Agent:                 Philip L. Pearson

                                 ARTICLE VI
                                  DIRECTORS

        The number of directors, which shall be not less than three (3), shall be fixed by, or in the manner provided in, the By-laws.

                                  ARTICLE VI
                                 REPLACEMENT

        These Articles of Incorporation supersede and take the place of the Articles of Incorporation of the corporation and all amendments thereto prior to February 20, 1984.

                                  ARTICLE VII
                               PREEMPTIVE RIGHTS

     The shareholders of the corporation are denied all preemptive rights.

                                  ARTICLE VIII
                                MAJORITY VOTING

        The Corporation does hereby elect to be governed by the majority affirmative voting requirements as provided in Section 180.25 of the Wisconsin Statutes.





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STATE OF WISCONSIN        )
                          ) SS.
MILWAUKEE COUNTY          )

        We, the undersigned officers of W. H. BRADY CO., hereby certify that the foregoing Restated Articles of Incorporation were duly adopted by the unanimous written consent of the shareholders of the corporation on the 20th day of February, 1984.

        Executed in duplicate, dated and sealed this 2nd day of March, 1984.

(CORPORATE SEAL)
                                             /s/ James E. Larson
                                             -----------------------------------
                                             James E. Larson, President


                                             /s/ Peter J. Lettenberger
                                             -----------------------------------
                                             Peter J. Lettenberger, Secretary

This instrument was
drafted by:
Patrick M. Ryan, Esq.
Quarles & Brady
780 North Water Street
Milwaukee, Wisconsin 53202





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                                                                       EXHIBIT 1

                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION


         RESOLVED, that the Restated Articles of Incorporation of W.H. Brady Co. (the "Corporation") be amended by striking out Article III.3.A.1 relating to capital stock of the Corporation, reading as follows:

         "A.     STOCK

                 The authorized capital stock of the Corporation shall consist of Twenty-Five Million Forty-Five Thousand Shares (25,045,000), itemized by classes and series as follows:

                 1. Twenty Million (20,000,000) Shares of Common Stock, one cent ($.01) par value, divided into the following series:

                          (a) Ten Million (10,000,000) Shares of Class A Nonvoting Common Stock (the "Nonvoting Common Stock"); and

                          (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock")."

and inserting in lieu thereof the following language for new Article III.A.1, as follows:

         "A.     STOCK

                 The authorized capital stock of the Corporation shall consist of One Hundred Fifteen Million Forty-Five Thousand Shares (115,045,000), itemized by classes and series as follows:

                 1. One Hundred Ten Million (110,000,000) Shares of Common Stock, one cent ($.01) par value, divided into the following series:

                          (a) One Hundred Million (100,000,000) Shares of Class A Nonvoting Common Stock (the "Nonvoting Common Stock"); and

                          (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock")."